Contact: Charles W. (Chuck) McQueary
                  Chief Executive Officer
                           or
                  Robert D. Smith
                  Senior Vice President and Chief Financial Officer
                  817-335-5035


                      PROMEDCO ANNOUNCES CHAPTER 11 FILING

FORT WORTH, Texas (April 4, 2001) - ProMedCo Management Company (OTC Bulletin
Board: PMCO) today announced that it had filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. The petition was filed in the United States Bankruptcy Court for the Northern District of Texas, Ft. Worth Division.

         The Company stated that the filing was being made pursuant to an agreement with its lending banks, which have agreed to provide a post-petition lending facility. While the Company expects to file a plan of reorganization within the near future, it is uncertain whether such plan will provide for any recovery by the holders of the Company's common stock.

         The Company also announced that it has entered into an agreement to sell its Champaign, Illinois, subsidiary to an affiliate of the medical group with which the subsidiary has a long-term service agreement. The closing of the sale is subject to the approval of the Bankruptcy Court.

         This press release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations and may be significantly impacted by certain risks and uncertainties described herein and in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and Quarterly Report on Form 10-Q for the three months ended September 30, 2000. There can be no assurance that statements made in this press release relating to future events will be achieved.

         ProMedCo, headquartered in Fort Worth, Texas, is a medical services company that coordinates and manages the delivery of a wide variety of healthcare services in non-urban communities.